                                                                     EXHIBIT 2.1

                                                       DRAFT:  NOVEMBER 25, 1996



                            CONTRIBUTION AGREEMENT



                          DATED AS OF ________, 1996



                                     AMONG


                            FIRST DATA CORPORATION



                        INTEGRATED PAYMENT SYSTEMS INC.



                                      AND


                        MONEYGRAM PAYMENT SYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I

     DEFINITIONS............................................................  1

Section 1.1.  Definitions...................................................  1

ARTICLE II

     CONTRIBUTION...........................................................  7

Section 2.1.  Contributed Assets............................................  7

Section 2.2.  Excluded Assets...............................................  9

Section 2.3.  Assumed Liabilities...........................................  9

Section 2.4.  Excluded Liabilities.......................................... 10

Section 2.5.  Transfer of Title to Agent Contracts.......................... 10

Section 2.6.  Representation and Warranty Regarding Contributed Assets...... 11

ARTICLE III

     ISSUANCE OF SHARES..................................................... 12

Section 3.1.  Issuance of Shares and Other Consideration.................... 12

ARTICLE IV

     CLOSING................................................................ 12

Section 4.1.  Closing Date.................................................. 12

Section 4.2.  Amendment of Schedules........................................ 12

Section 4.3.  The Company's Closing Date Deliveries......................... 13

Section 4.4.  IPS' Closing Date Deliveries.................................. 13

ARTICLE V

     ADDITIONAL AGREEMENTS.................................................. 13

Section 5.1.  Use of Names.................................................. 13

Section 5.2.  Collection of Accounts........................................ 14

Section 5.3.  Taxes......................................................... 14

Section 5.4.  Allocation of Consideration................................... 16

Section 5.5   Tax Contests.................................................. 16

Section 5.6.  Right to Use MoneyGram Agent Assets........................... 18

Section 5.7.  Employees..................................................... 18

Section 5.8.  Pending Service and Trademarks................................ 18

Section 5.9.  Lakewood Lease................................................ 19

Section 5.10. Financial Systems............................................. 19

Section 5.11. Delivery of Software.......................................... 20

Section 5.12. Additional Services........................................... 20

ARTICLE VI

     CONDITIONS PRECEDENT TO OBLIGATIONS OF IPS AND FDC..................... 20

Section 6.1.  FTC Approval.................................................. 20

Section 6.2.  No Restraint.................................................. 20

Section 6.3.  Underwriting Agreement........................................ 20

ARTICLE VII

     INDEMNIFICATION........................................................ 21

Section 7.1.  Indemnification by IPS........................................ 21

Section 7.2.  Indemnification by the Company................................ 22

Section 7.3.  Notice of Claims.............................................. 23

Section 7.4.  Third Person Claims........................................... 24

Section 7.5.  Limitations................................................... 25

ARTICLE VIII

     TERMINATION............................................................ 26

Section 8.1.  Termination................................................... 26

ARTICLE IX

     GENERAL PROVISIONS..................................................... 26

Section 9.1.  Survival of Obligations....................................... 26

Section 9.2.  Notices....................................................... 27

Section 9.3.  Successors and Assigns........................................ 27

Section 9.4.  Access to Records after Closing............................... 28

Section 9.5.  Entire Agreement; Amendments.................................. 29

Section 9.6.  Partial Invalidity............................................ 29

Section 9.7.  Execution in Counterparts..................................... 29

Section 9.8.  Further Assurances............................................ 29

Section 9.9.  Governing Law................................................. 29

EXHIBITS
Exhibit 1           Covenant Not to Sue
Exhibit 2           Facility
Exhibit 3           Human Resources Agreement
Exhibit 4           Instrument of Assumption
Exhibit 5           Instrument of Contribution
Exhibit 6           Operations Agreement
Exhibit 7           Registration Rights Agreement
Exhibit 8           Service Mark Letter Agreement
Exhibit 9           Software License Agreement
Exhibit 10          Telecommunications Services Sharing Agreement
Exhibit 11          Western Union Letter Agreement
Exhibit 12          Instrument of Assignment (Western Union)

SCHEDULES
Schedule 1.1A       Assignable Pending Applications
Schedule 1.1B       Lakewood Lease
Schedule 1.1C       MoneyGram Application Software
Schedule 1.1D       Nonassignable Pending Applications
Schedule 1.1E       PC MoneyGram Application Software
Schedule 2.1B       Lakewood Assets
Schedule 2.1C       MoneyGram Agent Assets
Schedule 2.1D       MoneyGram Marks
Schedule 2.1E       Agent Contracts
Schedule 2.1F       Help Desk Assets
Schedule 2.1G       Express Payment Assets
Schedule 2.1H       Cash Advance Assets
Schedule 5.1        Restricted FDC Tradenames and Trademarks
Schedule 5.7        MoneyGram Business Employees
Schedule 5.11       Form of Delivery of Software

                            CONTRIBUTION AGREEMENT



          CONTRIBUTION AGREEMENT, dated as of ____________, 1996, among First Data Corporation, a Delaware corporation ("FDC"), Integrated Payment Systems Inc., a Delaware corporation and a wholly owned subsidiary of FDC ("IPS"), and MoneyGram Payment Systems, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:
                              -------------------


          WHEREAS, IPS is, among other things, engaged in the Business (as defined in Section 1.1) and historically has operated the Business in the name of American Express Travel Related Services Company, Inc., a New York corporation ("Travel Related Services"), in order to comply with State Licensing Requirements (as defined in Section 1.1);

          WHEREAS, IPS has obtained all licenses necessary under State Licensing Requirements and, prior to, or simultaneous with, the Closing (as defined in Section 1.1), will begin operating the Business (as defined in Section 1.1) substantially in its own name; and

          WHEREAS, FDC and IPS desire to contribute to the Company, and the Company desires to acquire, on a going concern basis, the Contributed Assets (as defined in Section 2.1), all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among FDC, IPS and the Company as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

           SECTION 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "AFFILIATE" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that under no circumstances shall FDC and its Affiliates be deemed Affiliates of the Company or the Company and its Affiliates be deemed Affiliates of FDC.

          "AGENT CONTRACT" means an agreement pursuant to which a MoneyGram Agent provides Consumer Money Wire Transfer Services on behalf of the Business, together with any license agreement with such MoneyGram Agent related to the PC MoneyGram Application Software.

          "ASSIGNABLE PENDING APPLICATIONS" means the pending trademark applications set forth in Schedule 1.1A.

          "BUSINESS" means the Consumer Money Wire Transfer Services marketed under the name "MoneyGram(SM)" and the sales and distribution of a "MoneyGram" phonecard, it being acknowledged and agreed to by the parties hereto that the Business shall not include any services marketed under the name "Western Union."

          "CLOSING" means the closing of the transfer of the Contributed Assets to the Company in exchange for the Contribution Amount.

          "CLOSING DATE" has the meaning specified in Section 4.1.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" has the meaning specified in Section 3.1.

          "COMPANY GROUP MEMBER" means the Company and its Affiliates, and their respective directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

          "CONSENT DECREE" means the Consent Decree dated January 19, 1996 (Docket No. C-3635) between FDC and the FTC, including all appendices and attachments thereto, as it may be amended or supplemented from time to time.

          "CONSUMER MONEY WIRE TRANSFER SERVICES" means the service of transferring the right to money using computer or telephone lines, or any other technology now existing or later developed, from one person to a different person through a MoneyGram Agent and the services marketed under the phrase "Express Payment" or "Cash Advance."

          "CONTRIBUTION AMOUNT" has the meaning specified in Section 3.1.

          "COVENANT NOT TO SUE" means the Covenant Not to Sue in the form of
Exhibit 1.

          "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

          "EXPENSES" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "FACILITY" means the Short-Term Working Capital Facility in the form of Exhibit 2.

          "FIDUCIARY ASSETS" means, as of any date, the amount of assets that would be reflected in respect of the caption "Assets restricted to settlement of MoneyGram transactions" on a balance sheet of the Company prepared as of such date in accordance with the policies applied in the preparation of the audited balance sheet of the Company dated as of December 31, 1995 contained in the Registration Statement.

          "FIDUCIARY LIABILITIES" means, as of any date, the amount of liabilities that would be reflected in respect of the caption "Liabilities relating to unsettled MoneyGram transactions" on a balance sheet of the Company prepared as of such date in accordance with the policies applied in the preparation of the audited balance sheet of the Company dated as of December 31, 1995 contained in the Registration Statement.

          "FTC" means the Federal Trade Commission of the United States of America.

          "FTC APPROVAL" means the approval by the FTC pursuant to the Consent Decree of the offering contemplated by the Registration Statement, including the transactions contemplated or described therein.

          "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "GOVERNMENTAL PERMITS" means all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body, whether through a contractual arrangement with a third Person or otherwise, that are necessary to entitle IPS to carry on and conduct the Business substantially as currently conducted.

          "HUMAN RESOURCES AGREEMENT" means the Human Resources Agreement in the form of Exhibit 3.

          "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption in the form of Exhibit 4.

          "INSTRUMENT OF CONTRIBUTION" means the Instrument of Contribution in the form of Exhibit 5.

          "IPS GROUP MEMBER" means IPS, FDC and Affiliates of FDC, and their respective directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

          "LAKEWOOD LEASE" means the real estate lease and leasehold improvements described in Schedule 1.1B.

          "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "MONEYGRAM AGENT" means a Person that has contracted with Travel Related Services, IPS or the Company, as the case may be, to provide the Consumer Money Wire Transfer Services provided by the Business.

          "MONEYGRAM MARKS" means all of the trademarks in Schedule 2.1D (as such Schedule may be amended in accordance with Section 4.2) and any common law rights IPS may have in any such trademarks.

          "MONEYGRAM APPLICATION SOFTWARE" means all source and object code versions of the computer software commonly known as the MoneyGram Application Software and all enhancements and modifications thereto, including, without limitation, all components, modules, tools, utilities and related materials, together with all related documentation, on whatever medium such materials and related documentation may be maintained, as described in Schedule 1.1C.

          "NONASSIGNABLE PENDING APPLICATIONS" means the pending trademark applications set forth in Schedule 1.1D.

          "OPERATIONS AGREEMENT" means the Operations Agreement in the form of
Exhibit 6.

          "PC MONEYGRAM APPLICATION SOFTWARE" means all source and object code versions of the computer software commonly known as the PC MoneyGram Application Software and all enhancements and modifications thereto, including, without limitation, all components, modules, tools, utilities and related materials, together with all related documentation, on whatever medium such materials and related documentation may be maintained, as described in Schedule 1.1E.

          "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

          "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit 7.

          "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 of the Company (Reg. No. 333-228) filed on January 10, 1996 with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, including all exhibits and amendments thereto.

          "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

          "SERVICE MARK LETTER AGREEMENT" means the Service Mark Letter Agreement in the form of Exhibit 8.

          "SERVICE MARK LICENSE AGREEMENT" means the Service Mark License Agreement included as Exhibit B to the Service Mark Letter Agreement.

          "SOFTWARE LICENSE AGREEMENT" means the Software License Agreement in the form of Exhibit 9.

          "STATE LICENSING REQUIREMENTS" means Requirements of Law related to the licensing of a Person offering money transfer services.

          "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

          "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

          "TAX AUTHORITY" means the Internal Revenue Service or any other comparable state, local or foreign government authority.

          "TAXABLE PERIOD" means any Taxable year or period (or portion thereof) for federal, state or local income or franchise Tax purposes, in each case ending after the Closing.

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "TELECOMMUNICATIONS SERVICES SHARING AGREEMENT" means the Telecommunications Services Sharing Agreement in the form of Exhibit 10.

          "WESTERN UNION LETTER AGREEMENT" means the Letter Agreement in the form of Exhibit 11.


                                  ARTICLE II

                                 CONTRIBUTION
                                 ------------

          SECTION 2.1. CONTRIBUTED ASSETS. Subject to Section 2.5, upon the terms and subject to the conditions of this Agreement, on the Closing Date, IPS shall pay to the Company $12 million in cash, and FDC shall cause IPS or its Affiliates to contribute, transfer, assign, convey and deliver to the Company, and the Company shall acquire from IPS or its Affiliates, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of IPS or its Affiliates, as the case may be, in, to and under:

          (a)  the Lakewood Lease;

          (b) the items contained in Schedule 2.1B (as such Schedule may be amended in accordance with Section 4.2), which includes (A) all items of machinery, equipment, vehicles, furniture and other personal property owned or leased by IPS or its Affiliates and which are used or have been used in connection with providing the voice center functions for the Business at the facilities that are the subject of the Lakewood Lease and (B) certain contracts between IPS or its Affiliates and a third Person pursuant to which such third Person provides services in respect of such personal property or the facilities that are the subject of the Lakewood Lease (collectively, the "Lakewood Assets");

          (c) the items contained in Schedule 2.1C (as such Schedule may be amended in accordance with Section 4.2), which includes (A) all items of machinery, equipment, signage and other personal property, including, without limitation, computers and computer printers, that are owned or leased by IPS or its Affiliates and provided to MoneyGram Agents for the use by MoneyGram Agents in providing the Consumer Money Wire Transfer Services on behalf of IPS and (B) all contracts between IPS or its Affiliates and a third Person pursuant to which such third Person provides services in respect of such personal property (collectively the "MoneyGram Agent Assets");

          (d) the MoneyGram Marks described or set forth in Schedule 2.1D (as such Schedule may be amended in accordance with Section 4.2);

          (e) the economic benefits under the Agent Contracts listed or described in Schedule 2.1E (as such Schedule may be amended in accordance with Section 4.2);

          (f) the items contained in Schedule 2.1F (as such Schedule may be amended in accordance with Section 4.2), which constitute certain items of machinery, equipment, furniture and other personal property owned or leased by IPS or its Affiliates and which are used or have been used in connection with providing the help desk functions for the Business and (B) all contracts between IPS or its Affiliates and a third Person pursuant to which such third Person provides services in respect of such personal property (collectively, the "Help Desk Assets");

          (g) the items contained in Schedule 2.1G (as such Schedule may be amended in accordance with Section 4.2), which includes (A) all items of machinery, equipment, furniture and other personal property owned or leased by IPS or its Affiliates and which are used or have been used in connection with providing the "Express Payment" service offered by the Business and
     (B) all contracts between IPS or its Affiliates and a third Person relating to the "Express Payment" service offered by the Business (collectively, the "Express Payment Assets");

          (h) the items contained in Schedule 2.1H (as such Schedule may be amended in accordance with Section 4.2), which includes (A) all items of machinery, equipment, furniture and other personal property owned or leased by IPS or its Affiliates and which are used or have been used in connection with providing the "Cash Advance" service offered by the Business and (B) all contracts between IPS or its Affiliates and a third Person relating to the "Cash Advance" service offered by the Business (collectively, the "Cash Advance Assets");

          (i) the trademarks and service marks that are the subject of the Nonassignable Pending Applications, upon assignment thereof as contemplated by Section 5.8;

          (j) the MoneyGram Application Software and the PC MoneyGram Application Software, and, in each case, (x) all copyright interests owned or claimed by IPS or its

     Affiliates pertaining to such Software, including, without limitation, all copyright interests accruing by reason of the Copyright Act of 1976, as amended, 17 U.S.C. (S) 101 et. seq., and international copyright conventions; and (y) all inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by IPS or its Affiliates relating to such software; and

          (k) any and all rights IPS may have in the Disputed Marks (as defined in the Service Mark Letter Agreement).

     All of the foregoing assets to be acquired by the Company hereunder (excluding any Excluded Assets (as defined in Section 2.2) but supplemented from time to time pursuant to Section 2.5) are referred to herein as the "Contributed Assets."

          SECTION 2.2. EXCLUDED ASSETS. Notwithstanding the provisions of
Section 2.1, the Contributed Assets shall not include any assets, properties, business or goodwill, tangible or intangible, of IPS or any of its Affiliates that are not expressly contributed, assigned, transferred, conveyed and delivered to the Company pursuant to the Instrument of Contribution (the "Excluded Assets"), including, without limitation, the following:

          (a)  all Fiduciary Assets as of the Closing Date;

          (b) the rights, claims or causes of action of IPS or its Affiliates against third parties that may arise in connection with the discharge by IPS or its Affiliates of the Excluded Liabilities; and

          (c)  all Governmental Permits of IPS in respect of the Business.

          SECTION 2.3. ASSUMED LIABILITIES. Subject to Section 2.5, on the Closing Date, the Company shall deliver to IPS the Instrument of Assumption pursuant to which the Company shall assume and agree to discharge the following obligations and liabilities in accordance with their respective terms and subject to the respective conditions thereof: all liabilities and obligations of IPS or its Affiliates to be paid or performed on and after the Closing Date in respect of the Contributed Assets, including, without limitation, under (i) the Lakewood Lease; (ii) the contracts included in the Lakewood Assets; (iii) the economic liabilities under the Agent Contracts listed or described in Schedule 2.1E (as such Schedule may be amended in accordance with Section 4.2); (iv) the contracts included in the MoneyGram Agent Assets; (v) the contracts included in the Help Desk Assets; (vi) the contracts included in the Express Payment Assets; (vii) the contracts included in the Cash Advance Assets; (viii) Assignable Pending Applications; and (ix) all aspects of the conduct of the Business on and after the Closing Date not delegated to Affiliates of FDC under the Operations Agreement, including the performance of all activities contemplated by Section 5.1 of the Operations Agreement; except, in each case, to the extent such liabilities and obligations, but for a breach or default by IPS or its Affiliates, would have been paid, performed or otherwise discharged prior to the Closing Date or to the extent any such liabilities and obligations arise out of any such breach or default.

          All of the foregoing liabilities and obligations to be assumed by the Company hereunder (excluding any Excluded Liabilities but supplemented from time to time pursuant to Section 2.5) are referred to herein as the "Assumed Liabilities."

          SECTION 2.4. EXCLUDED LIABILITIES. The Company shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of IPS or its Affiliates, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by the Company pursuant to the Instrument of Assumption, including, without limitation, (i) any of the Fiduciary Liabilities as of the Closing Date and (ii) any liabilities existing as of the Closing Date related to certain personal computers that, prior to the Closing Date, the Company has requested IPS purchase on its behalf, the costs of which (not to exceed $1,350,000) the parties hereto have agreed will be paid by IPS (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities").

          SECTION 2.5. TRANSFER OF TITLE TO AGENT CONTRACTS. (a) Notwithstanding anything in this Agreement to the contrary, in order to comply with State Licensing Requirements, this Agreement shall not constitute an agreement to assign to the Company any Agent Contract or an assumption by the Company of any Agent Contract. In furtherance of the foregoing sentence, at the Closing the Company shall receive assignment of all economic benefits under Agent Contracts included in the Contributed Assets pursuant to the Instrument of Contribution and assume all economic liabilities under the Agent Contracts included in the Contributed Assets pursuant to the Instrument of Assumption. Upon satisfaction of the conditions to the Company's offering of Consumer Money Wire Transfer Services and operation of the Business in its own name as contemplated by the Operations

Agreement, including compliance by the Company with all State Licensing Requirements, IPS shall assign such Agent Contracts to the Company and the Company shall assume all liabilities and obligations related thereto pursuant to instruments reasonably acceptable to the Company and IPS and in accordance with the terms of the Operations Agreement. Upon the assignment and assumption of the Agent Contracts as contemplated in this Section 2.5(a), such Agent Contracts shall constitute Contributed Assets and all liabilities associated therewith shall constitute Assumed Liabilities for purposes of this Agreement.

          (b) If, after the Closing Date and prior to the two-year anniversary of the date hereof, any Agent Contract the economic benefits of which are included in the Contributed Assets is terminated by a MoneyGram Agent in accordance with the terms of such Agent Contract, then FDC and IPS each agrees not to, and to cause their Affiliates not to, for a period of 60 days after the date of such termination, enter into any agreement with such MoneyGram Agent to provide Consumer Money Wire Transfer Services (as defined in the Consent Decree) on behalf of IPS or any of its Affiliates.

          (c) If any Agent Contract, which on the day of Closing is not assignable in accordance with its terms to IPS or the Company, is terminated in connection with the transactions contemplated hereby, then FDC and IPS each agrees not to, and to cause their Affiliates not to, enter into any agreement with such terminated MoneyGram Agent to provide Consumer Money Wire Transfer Services (as defined in the Consent Decree) on behalf of IPS or any of its Affiliates for a period of 60 days after the time such Agent Contract would have expired in accordance with its terms, determined without regard to any automatic extension or renewal provisions.

          SECTION 2.6. REPRESENTATION AND WARRANTY REGARDING CONTRIBUTED ASSETS. Except for those assets that IPS must retain in order for the Business to be operated in compliance with State Licensing Requirements, the Contributed Assets, together with (i) the services provided by IPS and its Affiliates to the Company under the Operations Agreement, (ii) the services made available to the Company under the Telecommunications Services Sharing Agreement, (iii) the rights of the Company under the Covenant Not to Sue and the Service Mark Letter Agreement (including the right to be granted a license to the Licensed Marks (as defined in the Service Mark License Agreement) and (iv) the license to the Utility Software (as defined in the Software License Agreement), constitute all services and assets necessary to conduct the Business as currently conducted by IPS. THE

CONTRIBUTED ASSETS ARE BEING TRANSFERRED ON AN "AS IS, WHERE IS" BASIS AND IPS, FDC AND THEIR AFFILIATES DISCLAIM ALL WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED (EXCEPT AS SET FORTH IN THIS SECTION 2.6). NEITHER IPS, FDC NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES WHATSOEVER.


                                  ARTICLE III

                               ISSUANCE OF SHARES
                               ------------------

          SECTION 3.1. ISSUANCE OF SHARES AND OTHER CONSIDERATION. In consideration for the Contributed Assets, on the Closing Date the Company shall assume the Assumed Liabilities and issue to IPS such number of validly issued, fully paid and nonassessable shares (the "Contribution Amount") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as the parties shall agree (but in no event more than that number of shares of Common Stock registered under the Registration Statement). IPS and the Company agree that the assumption of the Assumed Liabilities and the issuance of the Contribution Amount of Common Stock shall be allocated among the Contributed Assets as set forth in the Allocation Schedule (as defined in Section 5.4).


                                   ARTICLE IV

                                    CLOSING
                                    -------

          SECTION 4.1. CLOSING DATE. The Closing shall be consummated as soon as practicable after the fulfillment or (if permissible) waiver of the conditions set forth in Article VI on a date agreed upon by the Company and IPS, at such place and at such time as shall be agreed upon by the Company and IPS. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

          SECTION 4.2. AMENDMENT OF SCHEDULES. IPS may, from time to time on or prior to the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule to reflect the status of the Business as of such time.

          SECTION 4.3. THE COMPANY'S CLOSING DATE DELIVERIES. At the Closing the Company shall deliver to IPS all of the following:

          (a) The Instrument of Assumption, the Operations Agreement, the Facility, the Software License Agreement, the Service Mark Letter Agreement, the Human Resources Agreement, the Telecommunications Services Sharing Agreement, the Western Union Letter Agreement, the Covenant Not to Sue and the Registration Rights Agreement, each duly executed by the Company; and

          (b)  The Contribution Amount of Common Stock.

          SECTION 4.4. IPS' CLOSING DATE DELIVERIES. Subject to fulfillment or (if permissible) waiver of the conditions set forth in Article VI, at the Closing IPS shall deliver, or cause to be delivered, to the Company all of the following:

          (a) The Instrument of Contribution duly executed by IPS and each Affiliate of IPS contributing any Contributed Assets;

          (b) The Operations Agreement, the Facility, the Software License Agreement, the Service Mark Letter Agreement, the Human Resources Agreement, the Telecommunications Services Sharing Agreement, the Western Union Letter Agreement, the Covenant Not to Sue and the Registration Rights Agreement, each duly executed by FDC, IPS or an Affiliate of FDC, as the case may be; and

          (c) An instrument of assignment in the form of Exhibit 12 transferring certain rights Western Union Financial Services, Inc., an indirect, wholly owned subsidiary of FDC, may own in the MoneyGram Marks.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 5.1. USE OF NAMES. IPS is not granting the Company a license to use any of the trade names or trademarks of IPS or any Affiliate of IPS (other than those granted pursuant to Section 5.8), including, without limitation, those listed on Schedule 5.1, or of American Express Company or any Affiliate of American Express Company and, after the Closing, except as provided in Section 5.8 or the Operations Agreement or the

Service Mark Letter Agreement (or, if applicable, the Service Mark License Agreement), the Company shall not use in any manner the names or marks of IPS or any Affiliate of IPS or of American Express Company or any Affiliate of American Express Company or any word that is similar in sound or appearance that infringes on such names or marks. In the event the Company or any Affiliate of the Company violates any of its obligations under this Section 5.1, IPS and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Company acknowledges that a violation of this Section 5.1 may cause IPS and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The Company therefore agrees that in the event of any actual or threatened violation of this
Section 5.1, IPS and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the Company or an Affiliate of the Company to prevent any violations of this Section 5.1, without the necessity of posting a bond.

          SECTION 5.2. COLLECTION OF ACCOUNTS. (a) If, after the Closing Date, the Company shall receive any remittance from any MoneyGram Agent with respect to any Fiduciary Asset as of the Closing Date, the Company shall, immediately upon receipt thereof, credit a bank account specified by IPS through an automated clearing house or wire transfer.

          (b) After the Closing Date, IPS and its Affiliates shall handle any remittance from any MoneyGram Agent with respect to any Contributed Asset in accordance with the terms of the Operations Agreement.

          SECTION 5.3. TAXES. (a) IPS shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Contributed Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending at the time of the Closing. The Company shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Contributed Assets, in each case attributable to taxable years or periods beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing. IPS and the Company shall each be entitled to any refunds of Taxes for which it is liable under this Section 5.3(a). For purposes of this Section 5.3, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the time of the Closing and the other beginning immediately after the Closing, provided, however, that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis. Notwithstanding the preceding sentence, if the transactions contemplated by this Agreement result in the reassessment of the value of any of the Contributed Assets or any of the assets of the Business for property Tax purposes, or the imposition of any property Taxes on such Contributed Assets or assets of the Business at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending at the time of the Closing shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning immediately after the Closing shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

          (b) Notwithstanding paragraph (a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business or the Contributed Assets shall be paid by 50 percent by the Company and 50 percent by IPS. The Company and IPS agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

          (c) IPS or the Company, as the case may be, shall promptly provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
5.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

          (d) After the Closing, each of IPS and the Company shall (and cause their respective Affiliates to):

          (i) assist the other party in preparing any Tax Returns which such other party or its Affiliates is responsible for preparing and filing;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Business or the Contributed Assets;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Contributed Assets;

          (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Business or the Contributed Assets for taxable periods for which the other may have a liability under Section 7.1(a)(i) or 7.2(a)(i) as it relates to this
     Section 5.3; and

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          (e) Any indemnity payments made pursuant to Section 7.1(a)(i) or 7.2(a)(i) as it relates to this Section 5.3 shall be treated by the Company and IPS as an adjustment to the amount of Contributed Assets (except to the extent the payment is the liability under controlling law of the party making such indemnity payment).

          SECTION 5.4.  ALLOCATION OF CONSIDERATION.

          Within 90 days following the Closing Date, IPS shall deliver to the Company a schedule (the "Allocation Schedule") allocating the consideration described in Section 3.1 among each category of assets included in the Contributed Assets. The Allocation Schedule shall be reasonable and shall be prepared based on the initial public offering price of the Common Stock and in accordance with Section 1060 of the Code and the regulations thereunder. The Company and IPS each agrees that promptly after receiving said Allocation
Schedule it shall return an executed copy thereof to IPS. The Company and IPS each agrees to file (or cause to be filed) Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. The Company and IPS each agrees to provide the other promptly with any other information required to complete Form 8594.

          SECTION 5.5  TAX CONTESTS.

          (a) The Company shall promptly notify IPS in writing upon receipt by the Company or any Affiliate thereof of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments that will or might affect the Tax liabilities for which IPS would be required to indemnify the Company pursuant
Section 7.1(a)(i) as it relates to Section 5.3. Such notice shall include a summary of all action taken or proposed to be taken by the Internal Revenue Service or a state or local Tax Authority in respect of such matter. The Company shall forbear (and shall cause each Affiliate to forbear), for at least 30 days after the giving of such notice, payment of any amounts related to such matter (if such forbearance is permitted by law).

          (b) In the case of any pending or threatened federal, state, local or foreign Tax audits examinations or assessments that will or might affect the Tax liabilities for which IPS would be required to indemnify the Company pursuant to
Section 7.1(a)(i) as it relates to Section 5.3(a), the Company shall contest, or cause to be contested, such matter on audit, through Internal Revenue Service or state, local or foreign administrative proceedings and through judicial proceedings, unless notified to the contrary in writing by IPS or unless, and to the extent, IPS does not exercise its right to participate in and control such contest pursuant to this paragraph (b). IPS shall have the sole right to participate in and control, at the expense of IPS, any such Tax audit or administrative or judicial proceeding, and such participation and control shall be reflected by the grant of appropriate powers of attorney or other appropriate or necessary authorizations. Decisions regarding the conduct of any such audit or administrative or judicial proceeding shall be made by IPS, FDC or their representatives after consultation with the Company and its representatives, provided, however, that ultimate control over any such audit or administrative or judicial proceedings, including procedural matters that necessarily relate to all issues being contested in connection therewith (including, without limitation, choice of forum) shall be exercised in good faith solely by IPS, FDC and their representatives. The Company shall take any action as is necessary to effectuate the decisions of IPS and FDC made in conformity with the requirements of the preceding sentence. Decisions regarding the settlement of proceedings or litigation related in whole or in part to such matter shall be made solely by IPS, FDC and their representatives. Fees and expenses paid to third-party service providers (including, without limitation, legal and accounting expenses) relating to the resolution of any such matter shall be borne by IPS.

          SECTION 5.6. RIGHT TO USE MONEYGRAM AGENT ASSETS. (a) The Company hereby acknowledges that certain computers included in the MoneyGram Agent Assets are used by MoneyGram Agents to provide products and services marketed by IPS, including, without limitation, the money order and utility bill remittance services marketed by IPS (the "IPS Products"). The Company hereby grants IPS and its Affiliates a license for such MoneyGram Agents to use such computers and related equipment included in the MoneyGram Agent Assets, and any upgraded or new computers and related equipment provided to such MoneyGram Agents by the Company for use in the Business, to process transactions for any IPS Products. So long as the MoneyGram Agents offer any IPS Products, the Company shall not remove, or terminate the right to use, such computers and related equipment used by a MoneyGram Agent to process transactions for any IPS Product without having given IPS 30 days' prior written notice thereof.

          (b) IPS agrees to pay to the Company on or prior to the 30th day after Closing the amount of $52,000, which amount equals the estimated maintenance fees that will be incurred by the Company for the two-year period following Closing with respect to the computers currently used by "Big B" and certain other MoneyGram Agents to be agreed to by IPS and the Company prior to Closing. In consideration for such payment, the Company agrees, notwithstanding the provisions of paragraph (a) above, not to remove, or terminate the right to use, such computers and related equipment used by such MoneyGram Agents to process transactions for any IPS Product for a period of two years after Closing and thereafter only upon 30 days' prior written notice thereof.

          SECTION 5.7. EMPLOYEES. Schedule 5.7 sets forth a list of each individual employed by FDC or any of its Affiliates who the parties hereto agree will be employed by the Company on and after the Closing Date (each, a "MoneyGram Business Employee"). FDC agrees, and agrees to cause its Affiliates, effective as of 11:59 p.m. on December 20, 1996, to terminate the employment of each of the MoneyGram Business Employees, and the Company agrees, effective upon such termination, to offer employment to each of the MoneyGram Business Employees at total compensation levels agreed to between FDC and the Company.

          SECTION 5.8. PENDING SERVICE AND TRADEMARKS. On behalf of IPS and its Affiliates, the Company shall prosecute, in the name of IPS or any such Affiliate, the Nonassignable Pending Applications. IPS agrees, and agrees to cause its Affiliates, to execute all papers reasonably requested by the Company to prosecute such applications. IPS hereby grants to the Company an assignable, exclusive, royalty-free license to use each of the marks that are the subject of the Nonassignable Pending Applications in the territories and languages applicable to such applications during the period of time during which the Company prosecutes the related application until such time as the application or certificate of registration can be assigned to the Company in accordance with applicable Requirements of Law. IPS hereby agrees that at such time as the application or certificate of registration can be assigned to the Company in accordance with applicable Requirements of Law for any of the marks that are the subject of the Nonassignable Pending Applications, IPS shall, and shall cause its Affiliates to, assign to the Company all right, title and interest in such mark, together with the goodwill of the business symbolized thereby. The parties hereto hereby agree that upon the occurrence of any such assignment such mark shall constitute Contributed Assets for purposes of this Agreement.

          SECTION 5.9. LAKEWOOD LEASE. (a) Within 30 days after the Closing, IPS and the Company agree to negotiate in good faith the terms and conditions upon which the Company shall sublease to IPS a portion of the premises currently used by IPS located on the third floor of the facilities that are the subject of the Lakewood Lease, including, without limitation, the space subject to such sublease, the term of such sublease and other provisions thereof (including rentals, which shall be no greater than current market rates).

          (b) Within 30 days after the Closing, IPS and the Company agree to negotiate in good faith the terms and conditions upon which IPS shall, or shall cause, the fourth floor of the facilities that are the subject of the Lakewood Lease to be built-out to the specifications agreed to by IPS and the Company. IPS shall pay all costs and expenses with respect to such build-out.

          SECTION 5.10. FINANCIAL SYSTEMS. IPS shall provide, or cause to be provided, to the Company at IPS's expense either the "Platinum" software or the "Lawson" software. IPS shall give the Company notice of the software IPS has selected to provide (the "Offered Software") and IPS's cost and expense of providing such software (the "Software Expense"). The Company may, at its option, elect not to accept the Offered Software and instead acquire its own software for general ledger and related accounting functions (which may be the "Lawson" software if the "Lawson" software is not the Offered Software). In such event, IPS shall reimburse the Company for the cost of such software in an amount not to exceed the Software Expense.

          SECTION 5.11. DELIVERY OF SOFTWARE. IPS shall deliver to the Company the MoneyGram Application Software and the PC MoneyGram Application Software in the manner and in accordance with the time frame set forth in Schedule 5.11.

          SECTION 5.12. ADDITIONAL SERVICES. At the request of the Company, First Data shall cause Call Interactive, an affiliate of First Data, to enter into an agreement with the Company to provide to the Company any service then offered by Call Interactive upon such terms and conditions to be agreed to by First Data and the Company and at prices equal to (i) during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, Call Interactive's costs of providing such service plus 15 percent and (ii) thereafter, Call Interactive's costs of providing such service plus 20 percent.

                                  ARTICLE VI

              CONDITIONS PRECEDENT TO OBLIGATIONS OF IPS AND FDC
              --------------------------------------------------

          The obligations of IPS and FDC under this Agreement shall, at the option of IPS (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditi ons:

          SECTION 6.1. FTC APPROVAL. FDC shall have obtained the FTC Approval.

          SECTION 6.2. NO RESTRAINT. No legal action, suit, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          SECTION 6.3. UNDERWRITING AGREEMENT. IPS shall have entered into a legally enforceable and binding agreement with the representatives of the underwriters named in the Registration Statement to sell, on a firm commitment basis, more than 80% of the shares of Common Stock of the Company outstanding following the issuance of the Common Stock pursuant to Section 3.1, pursuant to the offering contemplated by such Registration Statement.

                                  ARTICLE VII

                                INDEMNIFICATION
                                ---------------

          SECTION 7.1. INDEMNIFICATION BY IPS. (a) IPS agrees to indemnify and hold harmless each Company Group Member from and against any and all Losses and Expenses incurred by such Company Group Member in connection with or arising from:

          (i) any breach or failure to perform by IPS or any Affiliate of IPS of any of their respective covenants or obligations in this Agreement;

          (ii) any breach of any warranty or representation of IPS contained in this Agreement;

          (iii) any Excluded Liability; or

          (iv) any claim that the MoneyGram Application Software or the PC MoneyGram Application Software infringes or violates the Intellectual Property of any third Person;

provided, however, that IPS's maximum aggregate obligation to indemnify and hold harmless pursuant to this Section 7.1(a) shall be limited to the payment by IPS of cash in an aggregate amount not to exceed $200 million (except to the extent related to the obligations of IPS and its Affiliates pursuant to Section 5.3,
5.4 or 5.5, as to which no limitation shall apply); and provided, further, that IPS shall have no obligation to indemnify and hold harmless under Section 7.1(a)(iv) if any infringement is based upon the Company's use of the MoneyGram Application Software or the PC MoneyGram Application Software, as the case may be, in combination with any other software or the MoneyGram Application Software or the PC MoneyGram Application Software, as the case may be, is used in a manner for which it is not designed or the infringement is based upon modifications of the MoneyGram Application Software or the PC MoneyGram Application Software, as the case may be, made by or for the Company.

          (b)  The indemnification provided for in Sections 7.1(a)(i) through
(iii) shall terminate two years after the Closing Date and the indemnification provided for in Section 7.1(a)(iv) shall terminate ten years after the Closing Date (and no claims shall be made by any Company Group Member under this Section
7.1 thereafter), except that the indemnification by IPS shall continue as to:

          (i) the covenants of IPS and FDC set forth in Section 9.4, which shall survive for the period of time set forth therein;

          (ii) the covenants of IPS set forth in Sections 5.3, 5.4 and 5.5, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

          (iii) the covenants of IPS set forth in Section 5.8, as to which no time limitation shall apply; and

          (iv) any Loss or Expense of which any Company Group Member has notified IPS in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.1, as to which the obligation of IPS shall continue until the liability of IPS shall have been determined pursuant to this
     Article VII, and IPS shall have reimbursed all Company Group Members for the full amount of such Loss and Expense in accordance with this Article VII.

          SECTION 7.2. INDEMNIFICATION BY THE COMPANY. (a) The Company agrees to indemnify and hold harmless each IPS Group Member from and against any and all Loss and Expense incurred by such IPS Group Member in connection with or arising from:

          (i) any breach or failure to perform by the Company or any Affiliate of the Company of any of their respective covenants or obligations in this Agreement;

          (ii) any Assumed Liability;

          (iii) the employment by FDC or any of its Affiliates of the MoneyGram Business Employees from Closing through December 20, 1996; or

          (iv) any Agent Contract included in the Contributed Assets or the economic benefits of which are assigned to the Company, except to the extent such Loss and Expense directly resulted from any IPS Group Member's gross negligence or willful misconduct or the failure of any IPS Group Member to perform its material obligations under the Operations Agreement;

provided, however, that the Company's maximum aggregate obligation to indemnify and hold harmless pursuant to this

Section 7.2(a) shall be limited to the payment by the Company of cash in an aggregate amount not to exceed $200 million (except to the extent related to the obligations of the Company pursuant to Section 5.3, 5.4 or 5.5, as to which no limitation shall apply).

          (b) The indemnification provided for in Section 7.2(a) shall terminate two years after the Closing Date (and no claims shall be made by any IPS Group Member under this Section 7.2 thereafter), except that the indemnification by the Company shall continue as to:

          (i) the covenants of the Company set forth in Section 9.4, which shall survive for the period of time set forth therein;

          (ii) covenants of the Company set forth in Sections 5.3, 5.4 and 5.5, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

          (iii) the covenants of the Company set forth in Sections 5.6 and 5.8, as to which no time limitation shall apply; and

          (iv) any Loss or Expense of which IPS has notified the Company in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this
     Section 7.2, as to which the obligation of the Company shall continue until the liability of the Company shall have been determined pursuant to this
     Article VII, and the Company shall have reimbursed all IPS Group Members for the full amount of such Loss and Expense in accordance with this
     Article VII.

          SECTION 7.3. NOTICE OF CLAIMS. (a) Any Company Group Member or IPS Group Member (the "Indemnified Party") seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced and in accordance with Section 7.4.

          (b) In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any Tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (and increased to take into account any Taxes payable by the recipient of any indemnity payment hereunder as a result of the receipt of such payment).

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article VII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

          SECTION 7.4. THIRD PERSON CLAIMS. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a "Third Person Claim"), such Indemnified Party must notify the Indemnitor in writing of the Third Person Claim within 10 days after receipt by such Indemnified Party of written notice thereof. Any notice of a Third Person Claim shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and (if then known) the amount of the liability asserted against the Indemnitor by reason of the claim. Following such notice of a Third Person Claim, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating thereto. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Person Claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim.

          (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of a Third Party Claim, the Indemnitor shall have the sole and absolute right after the receipt of the notice required by Section 7.4(a), at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any such proceeding, claim or demand; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, which consent shall not be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at an agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

          SECTION 7.5. LIMITATIONS. (a) In any case in which an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses reasonably incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (b) Except for remedies that cannot be waived as a matter of law, injunctive and provisional relief and as otherwise expressly set forth herein, if the Closing occurs, this Article VII shall be the exclusive remedy for breach of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) or otherwise in respect of the contribution of the Contributed Assets contemplated hereby.

          (c) Any payment by the Company or IPS under this Article VII shall be treated by the Company and IPS as an adjustment to the Contributed Assets.

          (d) To the extent of any inconsistency between this Article 7 and Sections 5.3, 5.4 or 5.5, the provisions of Sections 5.3, 5.4 or 5.5, as the case may be, shall control.


                                 ARTICLE VIII

                                  TERMINATION
                                  -----------

          SECTION 8.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the Company and IPS. In the event this Agreement shall be terminated, no party shall have any liability to any other party hereunder.


                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

          SECTION 9.1.  SURVIVAL OF OBLIGATIONS.  Subject to the provisions of
Article VII, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

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

          SECTION 9.2. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

          If to the Company, to:

          MoneyGram Payment Systems, Inc.
          7401 West Mansfield Avenue
          Lakewood, Colorado  80235
          Attention: Chief Executive Officer

          with a copy to:

          MoneyGram Payment Systems, Inc.
          7401 West Mansfield Avenue
          Lakewood, Colorado  80235
          Attention:  General Counsel

          If to FDC or to IPS to:

          First Data Corporation
          2121 North 117th Avenue
          Omaha, Nebraska  68164
          Attention: General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          SECTION 9.3. SUCCESSORS AND ASSIGNS. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) FDC and IPS may assign all their respective rights and delegate their respective duties and obligations hereunder to any of their Affiliates, provided such Affiliate remains an Affiliate of FDC and IPS after such an assignment and that notwithstanding such assignment FDC and IPS, respectively, shall remain primarily liable for all of their respective obligations hereunder; and (ii) subsequent to the consummation of the offering in accordance with the Registration Statement, the Company may assign all its rights and delegate its duties and obligations hereunder to any of its Affiliates or to any Person who purchases substantially all of the Business, provided the assignee agrees to be bound in writing to the terms and conditions set forth in this Agreement, and, notwithstanding such assignment, the Company shall remain primarily liable for all of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as to any Company Group Member or IPS Group Member entitled to indemnity under Article VII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.3 any right, remedy or claim under or by reason of this Agreement.

          SECTION 9.4. ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six years after the Closing Date or, in the case of books and records relating to Taxes, until the expiration of all applicable statutes of limitation and carryback and carryforward periods, IPS, FDC and their Affiliates and their respective representatives shall have reasonable access to all of the books and records of the Business to the extent that such access may reasonably be required by IPS or its Affiliates in connection with matters relating to or affected by (i) the operations of the Business prior to the Closing Date and
(ii) Sections 5.3, 5.4, 5.5 or 5.6. Such access shall be afforded by the Company upon receipt of reasonable advance written notice and during normal business hours. IPS shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.4(a). If the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period or applicable statutes of limitation and carryback and carryforward periods, as the case may be, the Company shall, prior to such disposition, give IPS a reasonable opportunity, at IPS' expense, to segregate and remove such books and records as IPS may select.

          (b) For a period of six years after the Closing Date, or, in the case of books and records relating to Taxes, until the expiration of all applicable statutes of limitation, the Company and its representatives shall have reasonable access to all of the books and records relating to the Business which IPS or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by IPS and its Affiliates upon receipt of reasonable advance written notice and during normal business hours. The Company shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.4(b). If IPS or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period or applicable statutes of limitation, as the case may be, IPS shall, prior to such disposition, give the Company a reasonable opportunity, at the Company's expense, to segregate and remove such books and records as the Company may select.

          SECTION 9.5. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Exhibits and Schedules referred to herein and the agreements and documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among any of the parties hereto. Except as provided in Section 4.2, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          SECTION 9.6. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          SECTION 9.7. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of IPS and the Company.

          SECTION 9.8. FURTHER ASSURANCES. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Contributed Assets to the Company and the issuance of shares of Common Stock to IPS in accordance with the terms of this Agreement.

          SECTION 9.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                    FIRST DATA CORPORATION


                    By _____________________________
                       Name:
                       Title:


                    INTEGRATED PAYMENT SYSTEMS INC.


                    By _____________________________
                       Name:
                       Title:


                    MONEYGRAM PAYMENT SYSTEMS, INC.


                    By _____________________________
                       Name:
                       Title: